Exhibit 99.1

  The First Bancshares, Inc. Reports Earnings for the Third Quarter;
            Quarterly Earnings Per Share Grow 81% to $0.29


    HATTIESBURG, Miss.--(BUSINESS WIRE)--Oct. 25, 2006--The First Bancshares, Inc. (Nasdaq: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today reported earnings for the Company for the quarter ended September 30, 2006.

    Earnings for the quarter ended September 30, 2006 amounted to $731 thousand, or $0.29 per share on a fully diluted basis, compared to $405 thousand or $0.16 per share on a fully diluted basis for the same quarter in 2005, an increase of $0.13 per share, or 81%.

    Earnings for the nine months ending September 30, 2006 amounted to $2.48 million or $.98 per share on a fully diluted basis, compared to $1.26 million or $0.51 per share on a fully diluted basis for the same period in 2005, an increase of $0.47 per share, or 92%

    David E. Johnson, Chairman and Chief Executive officer, commented, "We are continuing our exceptional 2006 with another quarter of solid earnings. The Company is growing profitably and our staff is excited about the future with the merger of The First National Bank of Wiggins."

    Further Results of the Quarter Ended September 30, 2006

    Return on average assets and average equity for the quarter ended September 30, 2006, was .85% and 15.04% compared to .63% and 9.60% for the quarter ended September 30, 2005.

    Net interest income for the quarter ended September 30, 2006, was $3.70 million, a $1.09 million increase compared to the third quarter in 2005. Non-interest income increased for the third quarter of 2006 by $141 thousand as compared to the third quarter of 2005. Non-interest expense increased $809 thousand to $2.86 million as compared to $2.06 million for the third quarter of 2005.

    Net interest income for the nine months ended September 30, 2006, increased $2.99 million over the same period in 2005. Non-interest income increased to $1.63 million from $1.26 million for the nine months ended September 30, 2006 as compared to the same period in 2005 while non interest expense also increased to $7.83 million from $5.89 million.

    Total assets were up $81.2 million, or 29%, between September 30, 2005, and September 30, 2006. The increase in assets from last year was funded by deposit growth of $86.1 million or 40%. Total net loans were up $52.6 million, or 27%, between September 30, 2005, and September 30, 2006.

    At September 30, 2006, The First Bancshares reported total loans of $248.2 million, total assets of $361.8 million, total deposits of $302.2 million and shareholders' equity of $20.7 million.

    Merger with First National Bank of Wiggins

    As announced previously, our merger with First National Bank of Wiggins was to be completed in September of 2006. Effective October 1, 2006, The First National Bank of Wiggins, south of Hattiesburg and within the Bank's current footprint was consolidated in with The First, A National Banking Association. The First National Bank of Wiggins had $45 million in deposits and $20 million in loans and the merger had a transaction value of $4.2 million.

    Stock Offering

    As announced previously, The First Bancshares, Inc. is selling 365,000 shares of its Common Stock, par value $1.00 per share. The public offering price is $22.50 per share. All of the 365,000 shares of Common Stock offered hereby are being sold by the Company through its directors, executive officers, and bank market presidents, none of whom are receiving any compensation for sales of the Common Stock made hereunder. This is a "best efforts" offering by the Company, and it will be terminated by the Company upon the sale of 365,000 shares or December 30, 2006, whichever occurs first, unless the Company extends the offering for additional periods ending no later than March 31, 2007. There is no minimum number of shares required to be sold under the Offering. Individual subscriptions must be for no less than 100 shares and no more than 44,445 shares of the Common Stock

    About The First Bancshares, Inc.

    The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, The First operates 9 offices with locations in Hattiesburg, Laurel, Purvis, Picayune, Pascagoula, Bay St. Louis and Wiggins, Mississippi. The Company's stock is traded on NASDAQ under the symbol FBMS.

    Forward Looking Statements

    This news release contains statements regarding the projected performance of The First Bancshares, Inc. and it subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC's website, http://www.sec.gov.


                      THE FIRST BANCSHARES, INC.
                         FINANCIAL HIGHLIGHTS
                             (Unaudited)

($ amounts in thousands except earnings per share)

                              For the three months For the nine months ended September 30, ended September 30,

                                 2006       2005     2006       2005

Interest income                  6,079      4,101   16,471     11,121
Interest expense                 2,382      1,493    6,198      3,840
Net interest income              3,697      2,608   10,273      7,281
Provision for loan losses          289        313      583        750
Net interest income after
   provision for loan losses     3,408      2,295    9,690      6,531
Non-interest income                509        368    1,632      1,260
Non-interest expense             2,864      2,055    7,833      5,892
Income before income taxes       1,053        608    3,489      1,899
Income taxes                       322        203    1,010        635
Net income                      $  731     $  405  $ 2,479    $ 1,264

Basic:
Earnings per share              $  .31     $  .17  $  1.05    $   .53

Diluted:
Earnings per share              $  .29     $  .16  $   .98    $   .51



                           September 30, December 31, September 30,
                               2006         2005          2005

Total assets                    361,764      294,390       280,569
Cash and due from banks          18,738       12,144         8,137
Federal funds sold               11,543       15,785        26,248
Investment securities            63,900       50,660        33,175
Loans, net of unearned
 interest                       251,072      200,310       197,807
Deposits-interest bearing       239,955      192,364       171,485
Deposits-non interest
 bearing                         62,246       49,585        44,656
Total deposits                  302,201      241,949       216,141
Borrowed funds                   26,371       25,465        37,719
Subordinated debentures          11,217        7,217         7,217
Stockholder's equity             20,677       18,478        17,969
Book value (per share)            $8.69        $7.70         $7.50
Total shares outstanding      2,379,630    2,425,039     2,397,006



    CONTACT: The First Bancshares, Inc.
             David Johnson, Chief Executive Officer, 601-268-8998